Merchants Group, Inc.

250 Main Street, Buffalo, New York  14202

For Immediate Release
Contact:  Thomas E. Kahn
Telephone:  (314) 421-4600

***AMERICAN EUROPEAN GROUP TO ACQUIRE
MERCHANTS GROUP, INC.***

November 1, 2006, Buffalo, N.Y. - American European Group, Inc. ("AEG") and Merchants Group, Inc. (AMEX:MGP) announced today that they have signed a definitive agreement whereby AEG will acquire Merchants Group for $70.8 million in cash.  The transaction was unanimously approved by Merchants Group's board of directors.

Commenting on the transaction, Thomas Kahn, Chairman of the Board of Directors of Merchants Group stated, "The transaction with American European Group affords an opportunity for the shareholders of Merchants Group to realize liquidity at a fair value.  Since early 2005, Merchants Group has been exploring strategic alternatives, and on behalf of the board, we are delighted to have entered into this agreement with AEG."

Nachum Stein, President and CEO of American European Group stated, "American European Group is pleased to enter into this transaction with Merchants Group and is looking forward to the opportunities afforded by this transaction."

Under the terms of the agreement, Merchants Group's shareholders will receive $33 per share in cash.  Completion of the transaction is subject to customary conditions and regulatory approvals, including approval of the New Hampshire Department of Insurance and the approval of Merchants Group's shareholders.  The transaction is not subject to a financing condition.  The acquisition agreement contains customary non-solicitation, fiduciary out and termination fee provisions.  The parties except that the transaction will be consummated in the first quarter of 2007.

SFRi LLC and Philo Smith, & Co. acted as financial advisors to Merchants Group in connection with the transaction and SFRi LLC has rendered its fairness opinion to the board of directors of Merchants Group.

Merchants Group, Inc. through its wholly-owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., offers property and casualty insurance through independent agents to preferred risk individuals and businesses in the Northeast United States.  Merchants Group is headquartered in Buffalo, New York.

American European Group, Inc. is a Delaware insurance holding company with headquarters in New York City.  Through is operating subsidiaries, including Rutgers Casualty Insurance Company and Rutgers Enhanced Insurance Company, American European Group offers personal and commercial insurance products, primarily in New York and New Jersey.

--- 30 ---

___________________________________________________________________________________________

Merchants Group, Inc. through its wholly owned subsidiary, Merchants Insurance Company of New Hampshire, Inc., provides property and casualty insurance to businesses and individuals throughout the northeastern and mi-atlantic United States.